Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

WEDNESDAY, NOVEMBER 16, 2005

STRATEGIC HOTELS & RESORTS ANNOUNCES JAYSON CYR AS

SENIOR VICE PRESIDENT – ADMINISTRATION

Chicago, IL – November 16, 2005 – Strategic Hotel Capital, Inc. (NYSE: SLH), which operates as Strategic Hotels and Resorts, today announced the appointment of Jayson C. Cyr as senior vice president – administration, effective today. Mr. Cyr will oversee the financial reporting and accounting functions of the company and report directly to James Mead, chief financial officer.

Mr. Cyr, 57 has a combined 25 years of financial experience, and extensive prior experience with Strategic Hotels. For the past year, he served as an independent financial consultant to the company overseeing Sarbanes-Oxley and internal audit. From 1998 to 2004, Mr. Cyr was senior vice president – finance at Strategic Hotels, where he served as chief accounting officer and corporate controller. He oversaw Strategic’s $250 million IPO and managed the company’s accounting operations. For the preceding four years, Mr. Cyr served at Security Capital Group as chief accounting officer overseeing its $630 million IPO and all financial reporting duties. Previously, Mr. Cyr was with Lincoln Property Company in Dallas where he was Controller.

James Mead, chief financial officer of Strategic Hotels & Resorts, commented, "Jayson brings extensive experience in real estate and lodging to the company. As a senior member of our financial management team, his diverse background in financial reporting, accounting and compliance issues provides the company with the necessary knowledge base as we continue to execute our growth strategy.”

Mr. Cyr earned a B.S. degree in Accounting from Kansas State University. He is a Certified Public Accountant (CPA) and a member of the AICPA.

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Strategic Hotels & Resorts

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About the Company

Strategic Hotel Capital, Inc. also operates under the name Strategic Hotels & Resorts and is a real estate investment trust, which owns and asset manages high-end hotels and resorts. The company has ownership interests in 16 properties with an aggregate of 7,585 rooms. For further information, please visit the company’s website at www.strategichotels.com.